Exhibit 10.36

                              EMPLOYMENT AGREEMENT


                  Employment Agreement, dated as of July 1, 1998 (this "Agreement"), by and between Riviera Holdings Corporation and its wholly-owned subsidiary Riviera Operating Corporation (collectively the "Company") and Robert Vannucci ("Executive").

In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment. During the "Term" (hereinafter defined) the Company agrees to employ Executive as Executive Vice President of Marketing of the Company upon the terms and conditions and for the compensation herein provided, and Executive agrees to be so employed and to render the services herein specified.

2. Term of Employment. The term of employment of Executive hereunder (the "Term") will be for a three year period commencing on July 1, 1998 and ending on June 30, 2001, subject to earlier termination as provided in Section 10.

3. Duties. During the Term Executive agrees to (a) devote his full and exclusive business time and attention to the business of the Company and its subsidiaries (vacation and sick leave in accordance with the Company's policy and personal time consistent with his position excluded) and (b) perform such duties as the Company's chief executive officer shall from time to time assign to Executive.

4. Salary. During the Term Executive shall receive a salary at the following rates per annum, payable bi-weekly in arrears ("Base Salary"):

                           One Year Period
                           Commencing

                           7/1/98                             $200,000
                           7/1/99                             $225,000
                           7/1/2000 and thereafter   $250,000


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5. Stay Put Bonus.

a. Executive shall be entitled to a bonus ("Stay Put Bonus") of $125,000 if he remains an employee of the Company on each of January 1, 2001 and July 1, 2001 (or an aggregate of $250,000) or if Executive has been discharged without
"Cause" (hereinafter defined) prior to each such date he will receive immediately any unpaid balance of the $250,000 Stay Put Bonus.

b. At the closing of a "Change of Control" (hereinafter defined) the Stay Put Bonus (i) shall be deposited in a Rabbi Trust with US Bank and (ii) shall be invested in a money market fund. One-half of the amount of the Rabbi Trust established for Executive will be paid on each of January 1, 2001 and July 1, 2001 provided Executive remains an employee on each such date or has been discharged without Cause.

c. A "Change of Control" shall mean (i) the sale of more than a majority of the Company's common stock, (ii) a merger in which the Company is not the surviving company or a majority of the stock of the Company as the surviving company shall be held by a party or related group of parties (excluding the present holders of more than 10% of the Company's common stock, Morgens Waterfall, Sun Life and Keyport Life) or (iii) sale of substantially all of the Company's assets.

6. Incentive Bonus.

a. Executive may be eligible for a bonus ("Normal Incentive Bonus") under the Company's Senior Management Compensation Plan (the "Plan"). The Plan provides for a target of $25 million of EBITDA for the Years 1999 and 2000 with amounts being credited to the Plan pool up to a maximum of $1.2 million ("Cap"). If William L. Westerman ceases to be the Company's Chief Executive Officer, Executive shall be entitled to no less a Normal Incentive Bonus (in terms of a percentage of all bonuses) than in the prior fiscal year and at least 90% of the bonus pool under the Plan will be distributed to all Plan participants, including Executive by March 15 of the following year. In calculating EBITDA there shall be included any management fees earned by the Company from its Black Hawk, Colorado subsidiary ("Black Hawk"), but there shall be excluded any Black Hawk EBITDA until at least a 20% return has been earned on capital invested (debt and equity) in Black Hawk. Also, if the Company becomes involved in projects other than Black Hawk which require that the Company invest its funds, a 20% per annum return on such investment must be earned before

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any  EBITDA  generated  from  such  project  will  be  included  in  the  EBITDA calculation under the Plan, unless the Company pays more than five times trailing 12 months' EBITDA, in which case, the ROI will be adjusted accordingly. Under the Plan the Company's CEO determines in his sole discretion (subject to approval by the Company's Board of Directors or Compensation Committee) the persons to whom Normal Incentive Bonuses are paid and the amount thereof.

b. In addition to Normal Incentive Bonuses Executive shall receive a bonus ("Special Incentive Bonus") in an amount equal to one-third of any amount in excess of $1,200,000 which would otherwise be credited to the Plan pool but for the Cap until Executive has received Special Incentive Bonuses aggregating $350,000 during the Term and then shall be entitled to one-sixth (together with one-sixth for each)* and the other Plan participants 50% of any excess credited to the Plan pool.

c. For the Year 2001 if the Plan EBITDA target is more than $25 million of EBITDA, Executive will be entitled to a Special Incentive Bonus based upon a pro-forma target of $25 million.

d. The amount of the Special Incentive Bonus that has been earned shall be paid to the Executive on March 15, 2001 and March 15, 2002 provided (i) the Executive's employment has not been terminated by reason of (A) resignation or
(B) "Cause" (hereinafter defined) and (ii) if the Company terminates for any reason other than Cause, as the case may be, Executive will be entitled to his Special Bonus prior to March 15, 2001 or March 15, 2002, as the case may be. If the Executive's employment has been terminated for (iii) death or (iv) disability, the Special Incentive Bonus earned for the year of the Executive's death or disability shall be paid in accordance with Section 7(a)(iii) hereof.

e. On the occurrence of a Change of Control (herebefore defined) at the option of the Executive:

(i) The greater of the amount earned as a Special Incentive Bonus up until the time of the Change of Control or $250,000 shall also be placed in the Rabbi Trust established under 5b and the Executive shall waive the right to any other amounts under this Section 6(b) or;

(ii) The Executive may elect to continue to participate in the Special Incentive Bonus.

7. Death and Disability.

a.  Upon the death or  "Disability"  (hereinafter  defined)  of  Executive,  the
following   amounts  will  become   payable  to  (i)   Executive's   "Designated
Beneficiary" in the case of death or (ii) Executive in the case of Disability:

(i) Base Salary shall be paid to the end of the month in which death or Disability occurs.

(ii) Stay Put Bonus. A "Pro-Rata" (hereinafter defined) portion shall be paid as soon as practicable after the date of death or Disability.

(iii) Normal Incentive Bonus. Whether Executive shall be entitled to a Normal Incentive Bonus for the year of his death or Disability shall be determined and paid in accordance with the Plan as promptly as practicable after the end of such year, provided that (A) since payment of any Normal Incentive Bonus is normally at the discretion of the Company's chief executive officer, in the case of death or Disability the deceased or disabled Executive shall be entitled to no less a Normal Incentive Bonus (in terms of percentage of all bonuses) than in the prior fiscal year adjusted however on a "Pro-Rata" basis, and

(iv) Special Incentive Bonus. With respect to payment of a Special Incentive Bonus in the case of Executive's death or disability, the bonuses shall be paid promptly after the end of the year in which death or disability occurred, on a "Pro-Rata" basis to the end of the month in which death or disability occurred.

b. The following terms shall have the following meanings:

(i) "Pro-Rata" - a fraction the numerator of which is the number of days to the date of death, Disability or discharge without Cause and the denominator of which is 365.

(ii) "Designated Beneficiary" shall be the person designated in writing by the Executive prior to the Executive's death and if the Executive fails to designate a beneficiary or if a designated beneficiary does not survive the Executive, all amounts payable hereunder shall be paid to the Executive's personal representative or pursuant to the terms of the Executive's will or the laws of descent and distribution.

(iii) "Disability" - the Company shall find on the basis of medical evidence satisfactory to it that Executive is so totally mentally or physically disabled as to be unable to engage in further employment by Company and that such disability shall be determined to be such that it will cause, or actually does cause or has caused, Executive to be absent from work for a period, or aggregate of periods, in excess of three months in any one twelve month period.

8. Profit-Sharing and 401(k) Plan. In addition to the Base Salary, Stay Put Bonus and Incentive Bonus, Executive shall be eligible for participation in the Defined Contribution Plan adopted by Company.

9. Additional Benefits and Compensation. During the Term, Executive shall be entitled to:

a.  life  insurance,  group  health  insurance,   including  major  medical  and
hospitalization, comparable to such benefits offered to other key executives of the Company;

b. reimbursement for all reasonable expenses incurred by Executive in connection with the performance of his duties and in accordance with any applicable policy of the Company (including 100% of reasonable travel and entertainment expenses), subject to submission of appropriate documentation therefor; and

10. Termination By Company or By Executive.

a. If the Company shall discharge Executive for "Cause" (hereinafter defined), Executive shall not be entitled to receive any payment with respect to (i) Base Salary after the date of discharge, (ii) the Stay Put Bonus and (iii) the Incentive Bonus.

b. If the Company shall discharge Executive without "Cause", subject to his obligation to "Mitigate" (hereinafter defined), Executive shall be entitled to
(i) Base Salary to the end of the Term, (ii) his full Stay Put Bonus but with payment accelerated to the date of discharge and (iii) a Normal Incentive Bonus "Pro-Rata" to the date of discharge and otherwise subject to the proviso of Sub-Section 7(a)(iii), and (iv) a Special Incentive Bonus "Pro-Rata" to the date of discharge and otherwise subject to the proviso of Sub-Section 7(a)(iv).

c. If Executive shall resign prior to the expiration of the Term, he shall not be entitled to any compensation or benefits from the Company after the date of his resignation.

d. The following terms shall have the following meanings:

(i) Cause - (A) felony conviction of Executive; (B) a final civil judgment shall be entered after all appeals shall have been exhausted in which a material aspect involved Executive's fraud or dishonesty whether or not involving the Company, provided that the foregoing shall not apply to the action by Allen Paulson and other plaintiffs against the Company and other defendants which involves allegations of violation of Nevada law, including RICO and "fraud" on the part of the Company, and which on the date hereof is pending in the Federal District Court for the Central District of California; (C) refusal by Executive to perform "Reasonable Duties" (hereinafter defined) assigned to him by the Company's chief executive officer, provided Executive shall fail to correct any such failure within 30 days after written notice ("Cure Period") or (D) the Gaming Authorities of the State of Nevada or any other state in which the Company shall conduct gaming operations shall determine that Executive is unsuitable to act as an executive of a gaming company in his individual capacity. "Reasonable Duties" - Executive shall not be required (x) on a permanent basis to spend more than 50% of his business time outside of Las Vegas (or be required to change his residence), (y) to expose himself to a risk to his physical safety or jeopardize his ability to be licensed by any state gaming authority or (z) perform duties which are inconsistent with his role specified in Section 1 hereof.

(ii) Mitigate - Executive shall be required to use his best efforts to obtain gainful employment as similar as possible to his duties with the Company, provided that (A) a finding by an arbitration tribunal that Executive has failed to do so will result in the Company being relieved of any obligation to pay Executive and (B) any amount received by Executive from such employment shall reduce the amount payable by the Company under Section 10(b).

11. Confidential Information; Non-Competition.

a. During the Term and for a three year period commencing on the termination of the Term of this Agreement for any reason, (i) Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates, and their respective businesses which shall not be public knowledge (other than information which becomes public as a result of acts of Executive or his representatives in violation of this Agreement), including, without limitation, customer/client lists, matters subject to litigation, and technology or financial information of the Company or its subsidiaries, and (ii) Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing.

b. During the Term, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or consultant or otherwise with, or have any financial interest in any hotel or casino.

c. During the Term and for a one-year period commencing on termination of the Term for any reason, Executive will not solicit or contact any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being employed by Executive, an employer affiliated with Executive, or any competitor of the Company or any affiliate thereof.

d. Executive acknowledges that the provisions of this Section 11 are reasonable and necessary for the protection of Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting of a bond therefor) for the purposes of restraining Executive from any actual or threatened breach of such provisions.

12. Miscellaneous

a. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada applicable to agreements executed in that State.

b This Agreement supersedes all prior agreements and understandings among the parties, and contains the full understanding of the parties hereto with respect to the subject matter hereof. Any change, modification or waiver of this Agreement must be in writing, signed by both parties hereto or, in the case of a waiver, by the party waiving compliance. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. The captions of each article and section are intended for convenience only. All references herein to days, weeks and months shall mean by calendar unless specifically stated to the contrary. All references herein to the singular shall include the plural, and all references to gender shall, as appropriate, include other genders. All representations and warranties made hereunder shall survive the execution and delivery and closing of this Agreement. At the termination of this Agreement, Executive agrees to execute in recordable form an instrument sufficient to evidence said termination.

c. It is the intention of the parties hereto that this Agreement shall not inure to the benefit of any third parties not parties to this Agreement, and it is specifically intended that no third party beneficiary relationships, benefits or obligations shall arise or be deemed to exist as a result of this Agreement.

d. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, their heirs, assigns, successors, executors and personal representatives, however, as a personal service contract, it shall not be assignable by Executive.

e. The failure or delay by either party in any one or more instances to enforce one or more of the terms and conditions of this Agreement or to exercise any right or privilege under this Agreement shall not thereafter be construed as a waiver of any such term, condition, right or privilege and the same and all other terms, conditions, rights or privileges under this Agreement shall continue to remain in full force and effect as though no such failure or delay had occurred.

f. Any and all disputes between the parties hereto, however significant, arising out of, relating in any way to or in connection with this Agreement (including the validity, scope, and enforceability of this arbitration clause) will be solely settled by an arbitration conducted in accordance with the rules of the American Arbitration Association or any similar successor body before a panel of three arbitrators. Each party shall appoint one arbitrator. If a party fails to nominate an arbitrator within 10 days from the date when the claimant's request for arbitration has been communicated to the other party in writing, the appointment shall be made within 10 days thereof by the American Arbitration Association. The two arbitrators so appointed shall attempt to agree upon the third arbitrator to act as chairman. If the two arbitrators fail to nominate the chairman within 10 days from the date of appointment of the later appointed arbitrator, the chairman shall be selected within 10 days thereof by the American Arbitration Association. The arbitration shall be conducted with a view to commencing proceedings within 30 days from the date when the claimant's request for arbitration was communicated to the other party in writing and to rendering the award or other judgment not more than 15 days thereafter. The award or other judgment of the arbitrators shall be final, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law, and to share equally the fees and expenses of the arbitrators. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement. Such arbitration shall be held only in Las Vegas, Nevada. Pending resolution of the dispute, there shall be no stoppage by either party under the terms hereof; rather, the parties hereto shall perform diligently under this Agreement pending ultimate resolution of the dispute. By agreeing to arbitration, neither party hereto is waiving any benefit of any statute of limitations or other equitable defenses.

g. No voluntary or involuntary successor in interest of the Company shall acquire any rights or powers under this Agreement, except as specifically set forth herein. Otherwise, the Company shall not assign all or any part of this Agreement.

13. Notices. All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and delivered personally or mailed by certified or registered mail, return receipt requested, to the following addresses for each party during the Term or until such time as written notice, as provided hereby, of a change of address to be used thereafter is given to the other party, with copies to such legal counsel as each party, from time to time, may designate:

Company                                                Executive

RIVIERA HOLDINGS CORPORATION                           Robert Vannucci
2901 Las Vegas Blvd. So.                               2901 Las Vegas Blvd. So.
Las Vegas, Nevada  89109                               Las Vegas, Nevada  89109
Attn.:  William L. Westerman, Chief                    PERSONAL & CONFIDENTIAL
                  Executive Officer

Notices delivered personally shall be deemed to have been given upon delivery; notices delivered by certified or registered mail shall be deemed to have been given seventy-two (72) hours after the date deposited in the mail, except as otherwise provided herein.

14. Government Approvals. Notwithstanding any other terms and provisions set forth in this Agreement, it is understood and agreed that the engagement of Executive hereunder, the obligation of the parties hereto, and the effect of the Agreement, shall be subject to the approval of each and all of the terms, covenants and provisions of this Agreement by the Nevada Gaming Authorities and other Governmental Authorities from whom approval, if any, is required under the laws of the State of Nevada, the County of Clark, or any and all other governmental agencies having jurisdiction thereover. Each of the parties hereby covenant and agree to exercise their best good faith efforts to proceed to obtain any and all such necessary approvals.




                  IN WITNESS WHEREOF, the parties herein have entered into this Agreement the day and year first above mentioned.

COMPANY:                                                    EXECUTIVE:

RIVIERA HOLDINGS CORPORATION

By:_______________________________                          ____________________
       William L. Westerman                                 Robert Vannucci

Its:  Chief Executive Officer


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* Krohn and Vannucci in the case of Johnson
  Vannucci and Johnson in the case of Krohn.
  Johnson and Krohn in the case of Vannucci.